Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

October 18, 2022

Shift Technologies, Inc.
290 Division Street, Suite 400
San Francisco, California 94103

Ladies and Gentlemen:

We have acted as counsel to Shift Technologies, Inc., a Delaware corporation (“Shift” or the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission, relating to the proposed issuance of up to 89,980,540 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”). The Registration Statement is being filed in connection with the Agreement and Plan of Merger dated August 9, 2022 (the “Merger Agreement”), by and among the Company, Shift Remarketing Operations, Inc., a Delaware corporation, and CarLotz, Inc., a Delaware corporation (“CarLotz”), a copy of which is included as Annex A to the Registration Statement. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related joint proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion letter, including (a) the organizational documents of the Company; (b) certain minutes and records of proceedings of the Company; and (c) the Registration Statement, including the joint proxy statement/prospectus included in the Registration Statement.

For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information that we have obtained from such other sources as we have deemed reasonable.

Based on the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that following (i) effectiveness of the Registration Statement and (ii) issuance of the Shares by the Company in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other recognized statutory and judicial constraints on enforceability.

CHICAGO LONDON LOS ANGELES NEW YORK SAN FRANCISCO WASHINGTON, DC	WWW.JENNER.COM

Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to any other laws or any effect that such other laws may have on the opinion expressed herein, including any foreign or state securities (or “blue sky”) laws or regulations.  This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement filed by the Company and to the references to this firm under the captions “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement.  In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP